Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(973) 271-6085
(919) 941-9777, Extension 219

Thomas R. Staab, II
Executive Vice President and Chief Financial Officer
(919) 941-9777, Extension 267

INSPIRE REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

- Q3 2008 Revenue Increased by 63% over Q3 2007 -

DURHAM, NC - October 31, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the third quarter ended September 30, 2008, reporting a net loss of $9.6 million, or ($0.17) per share.

Total revenue for the third quarter of 2008 was $20.0 million, as compared to $12.2 million for the third quarter of 2007. Revenue from AzaSite® (azithromycin ophthalmic solution) 1%, a bacterial conjunctivitis treatment launched in August 2007, totaled $4.7 million in the third quarter of 2008, as compared to $1.1 million in the third quarter of 2007.

Total co-promotion revenue, comprised of revenue from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% and Elestat® (epinastine HCl ophthalmic solution) 0.05%, was $15.2 million for the third quarter of 2008 and increased approximately 37%, as compared to the third quarter of 2007. Co-promotion revenue for the third quarter of 2008 from Restasis was $7.8 million and from Elestat was $7.4 million, as compared to $6.5 million and $4.6 million in the third quarter of 2007, respectively. During the third quarter of 2008, the Company recognized $2.6 million of previously deferred Elestat co-promotion revenue in association with its achievement of the 2008 minimum net sales target level.

Operating expenses for the third quarter of 2008 totaled $29.0 million, a 9% increase compared to $26.6 million for the same period in 2007. The increase in third quarter 2008 operating expenses, compared to 2007, was primarily due to an increase in research and development expenses and AzaSite cost of sales, partially offset by a reduction in sales and marketing expenses.

Total revenue for the nine months ended September 30, 2008 was $51.6 million and represented a 48% increase over the total revenue of $34.8 million for the same period in 2007. Operating expenses for the nine months ended September 30, 2008 were $92.4 million, as compared to $82.0 million for the same period in 2007. The increase in nine month 2008 operating expenses, as compared to 2007, was primarily due to increased sales and marketing expenses plus an increase in AzaSite cost of sales partially offset by a decrease in research and development expenses as a result of a one-time $13 million upfront AzaSite licensing fee paid in the first quarter of 2007.

Total stock-based compensation expenses were $1.1 million and $3.3 million for the third quarter and nine months ended September 30, 2008, as compared to $901,000 and $2.0 million, respectively, for the same periods in 2007.

For the third quarter ended September 30, 2008, the Company reported a net loss of $9.6 million, or ($0.17) per share, as compared to a net loss of $13.7 million, or ($0.32) per share, for the same period in 2007. The net loss for the nine months ended September 30, 2008 was $41.9 million, or ($0.74) per share, as compared to a net loss of $45.7 million, or ($1.08) per share for the same period in 2007. Cash, cash equivalents and investments totaled $79.1 million at September 30, 2008, reflecting a $15.3 million and a $60.6 million utilization of cash and investments during the third quarter and nine months of 2008, respectively.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “We delivered strong financial results in the third quarter and advanced our clinical pipeline programs. We achieved several recent milestones that drive value for our stockholders, including securing patent coverage for Elestat, presenting data at the North American Cystic Fibrosis Conference and making excellent progress in TIGER-2 enrollment, continuing to increase AzaSite market share and prescription growth, and initiating a Phase 1 glaucoma trial.”

Recent Updates Include (July 1, 2008 through October 31, 2008):

Ophthalmology Research & Development

•

Submitted a clinical protocol and request for Special Protocol Assessment to the U.S. Food and Drug Administration for a pivotal Phase 3 environmental trial with Prolacria™ (diquafosol tetrasodium ophthalmic solution) for the treatment of dry eye disease;

•	Filed an Investigational New Drug (IND) application and initiated a Phase 1 clinical trial with INS117548 Ophthalmic Solution for the treatment of glaucoma; and

•	Obtained additional positive results in the AzaSite Phase 4 program related to lid margin disease.

Pulmonary Research & Development

•	Presented additional data from Inspire’s first Phase 3 trial with denufosol tetrasodium (TIGER-1) for the treatment of cystic fibrosis (CF) at the North American Cystic Fibrosis Conference;

•	Modified TIGER-2, Inspire’s second Phase 3 CF trial, and reported updated enrollment of 133 patients, as of October 17, 2008; and

•	Published two papers related to the denufosol clinical development program in peer-reviewed journals.

Sales and Marketing

•	Announced that the U.S. Patent and Trademark Office had issued a method of treatment patent related to Elestat that expires on November 29, 2020;

•

In collaboration with Allergan, Inc., increased prescription volume of Restasis, whereby Allergan reported net sales of Restasis of $107 million for the three months ended September 30, 2008, representing a 21% increase in revenue over the same period in 2007. On October 29, 2008, Allergan increased its 2008 revenue guidance for Restasis to be in the range of $440-$450 million; and

•	Increased third quarter 2008 prescription volume and associated net revenues of AzaSite by approximately 20% and 16% over the second quarter of 2008.

Corporate

•	Announced the conclusion and settlement of the Securities and Exchange Commission investigation relating to a Phase 3 clinical trial of the Company’s dry eye product candidate.

Financial Outlook for 2008

Based upon current AzaSite, Restasis and Elestat trends, the Company is re-confirming its previously provided expectation to record 2008 aggregate revenue in the range of $62-$76 million and 2008 total operating expenses to be in the range of $109-$129 million. Cost of sales, which includes the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $5-$8 million and is included as a component of total operating expense in 2008. Total estimated selling and marketing and general and administrative expenses are estimated to be in the ranges of $50-$57 million and $14-$18 million, respectively, in 2008. Research and development expenses are estimated to be in the range of $42-$54 million in 2008. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Cash utilization in 2008 is expected to be in the range of $50-$80 million, which incorporates $14 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, the Company expects its cash and investments to provide liquidity through 2009.

Inspire will host a conference call and live webcast to discuss its third quarter 2008 financial results on Friday, October 31, 2008 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 68985448. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until November 14, 2008. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 68985448.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1%

for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat, Restasis and Prolacria are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the duration of the new Boehringer Ingelheim patent pertaining to Elestat and the impact, if any, of such patent on the Company’s co-promotion of Elestat; the ability of recent milestones, including Boehringer Ingelheim’s patent coverage for Elestat, increases in AzaSite market share and prescription growth, and initiating a Phase 1 glaucoma trial, to drive value for Inspire’s stockholders; 2008 aggregate revenues; 2008 total operating expenses; 2008 cost of sales; total 2008 selling and marketing expenses; total 2008 general and administrative expenses; total 2008 research and development expenses; total 2008 stock-based compensation costs; cash utilization by the Company in 2008, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the ability of the Company’s cash and investments to provide liquidity through 2009. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	4,721	$1,122	11,076	$1,122
Product co-promotion	15,231	11,091	39,313	33,656
Collaborative research and development	—	—	1,250	—

Total revenue	19,952	12,213	51,639	34,778

Operating expenses:
Cost of Sales	1,624	603	4,274	603
Research and development	9,796	8,071	34,401	38,811
Selling and marketing	13,817	14,313	42,937	32,181
General and administrative	3,748	3,614	10,787	10,380

Total operating expenses	28,985	26,601	92,399	81,975

Loss from operations	(9,033)	(14,388)	(40,760)	(47,197)

Other income/(expense):
Interest income	534	1,584	2,431	3,472
Interest expense	(1,120)	(890)	(3,565)	(1,935)
Loss on investments	—	—	—	(26)

Other income/(expense), net	(586)	694	(1,134)	1,511

Net loss	(9,619)	$(13,694)	(41,894)	$(45,686)

Basic and diluted net loss per common share	$(.17)	$(.32)	$(.74)	$(1.08)

Weighted average common shares used in computing basic and diluted net loss per common share	56,621	42,413	56,592	42,364

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	September 30, 2008	December 31, 2007
Cash, cash equivalents and investments	$79,129	$139,724
Trade receivables	18,112	12,974
Inventories, net	772	1,280
Total assets	122,563	180,503
Working capital	62,147	107,651
Deferred revenue	—	371
Debt, including current portion	48,006	57,701
Total stockholders’ equity	52,567	91,693
Shares of common stock outstanding	56,622	56,501

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